DELOITTE &
    TOUCHE
                          ------------------------------------------------------
                          Deloitte & Touche LLP        Telephone: (312) 946-3000
                          Two Prudential Plaza         Facsimile: (312) 946-2600
                                                        180 North Stetson Avenue
                                                    Chicago, Illinois 60601-6778

INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of AJL PEPS Trust:

In planning and performing our audit of the financial statements of AJL PEPS Trust (the "Trust") for the year ended December 31, 1998 (on which we have issued our report dated February 19, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Directors of AJL PEPS Trust, and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

February 19, 1999

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Deloitte Touche
Tohmatsu
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